As filed with the Securities and Exchange Commission on December 11, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Brown Shoe Company, Inc.
(Exact name of registrant as specified in its charter)

New York	43-0197190
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8300 Maryland Avenue
St. Louis, Missouri 63105
(Address of Principal Executive Offices, including zip code)

Brown Shoe Company, Inc. Deferred Compensation Plan
 (Full title of the plan)

Michael I. Oberlander, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Brown Shoe Company, Inc.
8300 Maryland Avenue
St. Louis, Missouri 63105
(Name and address of agent for service)

(314) 854-4000
(Telephone number, including area code, of agent for service)

Copy to:
R. Randall Wang, Esq.
Bryan Cave LLP
211 North Broadway, Suite 3600
St. Louis, Missouri 63102-2750
(314) 259-2000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Deferred Compensation Obligations (2)	$5,000,000	100%	$5,000,000	$153.50

(1)           Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended.

(2)           The Deferred Compensation Obligations are unsecured obligations of Brown Shoe Company, Inc. to pay deferred compensation in the future in accordance with the terms of the Brown Shoe Company, Inc. Deferred Compensation Plan (the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (the plan information, registrant information and employee plan annual information) will be sent or given to participants in the Brown Shoe Company, Inc. Deferred Compensation Plan (the “Plan”) as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended.  In accordance with the instructions to Part I, those documents are not filed with the Commission as part of this Registration Statement or a prospectus under Rule 424 of the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Brown Shoe Company, Inc. (the “Registrant” or “Company”) with the Securities and Exchange Commission (File No. 001-02191) are hereby incorporated by reference:

(a)	The Registrant’s Annual Report filed on Form 10-K for the fiscal year ended February 3, 2007;

(b)	The Registrant’s Quarterly Reports filed on Form 10-Q for the quarterly periods ended May 5, 2007, August 4, 2007 and November 3, 2007; and

(c)
The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 21, 2007, March 8, 2007, March 13, 2007, April 12, 2007 and July 24, 2007, except, in any such case, the portions furnished and not filed pursuant to Item 2.02, 7.01 or otherwise.

           In addition, all documents subsequently filed by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”) subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (but this shall not include any information that is merely furnished to the Securities and Exchange Commission).  These documents include periodic reports, such as Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this Registration Statement).  Any statement contained herein, in an amendment hereto, or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

The Deferred Compensation Plan (“Plan”) is available to a select group of our management and highly compensated employees (each a “Plan Participant”).  The deferred compensation obligations (the “Obligations”) will be unsecured general obligations of Brown Shoe Company, Inc. (the “Company”) to pay the deferred compensation to participating management and employees in the future in accordance with the terms of the Plan. None of the Plan Participants have any ownership interest in any assets of the Company.  The Obligations will rank equally with other unsecured indebtedness of the Company outstanding from time to time.

Each Plan Participant may elect under the Plan to defer up to 50% of his/her compensation which is base salary and up to 100% of all other compensation that is not base salary as deemed deferrable by the Committee, as defined in the Plan.  In order to participate in the Plan, a Participant must elect to defer $5,000 minimum per Plan Year.  An election of the amount to be deferred must be filed with the Committee by December 31 of the year preceding the Plan Year and such election may be changed for each subsequent Plan Year.  Participants are permitted to make later elections to defer with respect to performance-based compensation and certain forfeitable rights, or, in the case of newly eligible employees, other types of compensation.

The Company credits Participant deferrals under the Plan and Company Credits (if any), as defined in the Plan, with earnings or losses that match the performance of one or more investment fund options available under the Plan in book accounts.  The Company currently offers the following investment options: Vanguard Prime Money Market Fund, which invests in high-quality money market securities; American Funds Balanced Funds, which invests in a diversified portfolio of common stocks, convertible securities, corporate and government debt obligations and money market securities; American Funds Growth Fund, which invests in common stocks and securities convertible into common stocks; Dodge & Cox Stock Fund, which invests in common stock; American Funds Europacific Growth Fund, which invests in equities of companies based outside of the United States; Pimco Total Return Fund, which invests in a diversified portfolio of fixed income securities of varying maturities with a portfolio duration of 3 to 6 years; William Blair Small Cap Growth, which invests in common stocks of small domestic companies which are expected to have solid growth earnings, and the Vanguard Institutional Index Fund, which seeks to replicate the performance of the S&P 500 Index by investing in all 500 stocks in the Index.  The Committee may change investment options from time to time at its discretion.  If an investment option terminates and the Participant does not select an alternate investment option, the deferred compensation of that Participant will go into the default investment.  Similarly, if Participants do not make an investment election, the deferred compensation will go into the default investment.  The current default investment fund is the Vanguard Prime Money Market Fund but such default may change from time to time at the Committee’s discretion.  A Participant may change his or her investment choices as often, and with such restrictions, as permitted by the Committee.

Distribution of vested compensation will be made according to the method of distribution that the Participant chooses beginning on the first day of the first month following the Participant’s termination of services.  A Participant can elect to receive the distribution as a lump sum payment or in equal annual installments over a period of up to 15 years.  However, if a Participant is a Specified Employee, as defined by the Plan, such Specified Employee shall not receive benefits within six months of the termination date and such Specified Employee’s account shall be credited with earnings and losses during such six-month period in accordance with Section 5 of the Plan and the distribution to such Specified Employee shall commence on the day after the last day of such six-month period.  Participants can also elect to receive a distribution of amounts earned in a specified year, provided that such year is at least three years after the year to which the deferral relates.  In such case, distributions under the Plan will be made in a single lump sum on January 1 of that specified year.  In the event of Participant’s death, the Company will pay all amounts due to Participant to Participant’s beneficiary in a single lump sum no later than thirty days after the month in which the Participant’s death occurs.  Finally, in the event that the Participant has a Financial Hardship, as defined in the Plan, the Company may elect to distribute a portion of the Participant’s account, up to the amount necessary to relieve the Financial Hardship.

Plan Participant and Participant’s beneficiary may not in any way voluntarily or involuntarily transfer, alienate, or assign nor subject to attachment, execution, garnishment or other such equitable or legal process, the Participants interests under the Plan and such interests are not subject to any claims, attachments or liens of the Participant’s creditors, including the Company.  No loans are available to Participants based upon benefits accrued under the Plan.

The Committee may amend, alter or terminate the Plan at any time without prior approval of the Board.  However, no such amendment may materially increase the benefits accruing to Participants under the Plan.

Item 5.  Interests of Named Experts and Counsel.

Michael I. Oberlander, Esq., 8300 Maryland Avenue, St. Louis, Missouri 63105, Senior Vice President, General Counsel and Corporate Secretary of the Company, has rendered an opinion as to the legality of the Obligations being registered hereby. Mr. Oberlander is paid a salary and bonus by the Company, participates in certain of the Company’s employee benefit plans, including this Plan, and, as of December 4, 2007, was the beneficial owner of 67,328 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of Sections 715, 717 and 721 through 725 of the New York Business Corporation Law and the certificate of incorporation and bylaws of the Company.

New York law authorizes a corporation to indemnify any person made, or threatened to be made, a party to any action or proceeding, civil or criminal, other than a shareholders’ derivative action, by reason of being a director or officer of the corporation or serving any other entity in any capacity (at the request of the corporation), against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, in connection therewith, if such director or officer acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service to any other  entity, not opposed to, the best interests of the corporation and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.  A corporation may indemnify any person made, or threatened to be made, a party to a shareholders’ derivative action, in the circumstances and to the extent described in the preceding sentence, except that in such case no indemnification shall be made for a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent the court finds that such person is fairly and reasonably entitled to such indemnification.  Any person who has been successful, on the merits or otherwise, in the defense of a civil or criminal proceeding as described above in this paragraph, shall be entitled to indemnification under New York law.

New York law provides that its statutory provisions relating to indemnification shall not be exclusive of any other indemnification to which a director or officer may be entitled by reason of the certificate of incorporation, bylaws, or, if authorized by the certificate or bylaws, by reason of a resolution of the stockholders or the directors as of an agreement with the corporation, provided that no indemnification may be made to or on behalf of an officer or director if a final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action adjudicated, or that such officer or director personally gained a financial profit or other advantage to which he or she was not legally entitled.

The bylaws of the Company provide that the Company shall indemnify any director and officer, and may indemnify any employee or agent, of the Company, or of any other entity if requested by the Company to serve as such, against any claim, liability or expense incurred as a result of such service, to the maximum extent permitted by law.  To the extent that such employee or agent has been successful in the defense of a civil or criminal proceeding arising out of such service, such employee or agent shall be entitled to such indemnification.  The bylaws also provide that such indemnification is not exclusive of any other indemnification to which such director, officer, employee or agent might be entitled and authorize the Company to enter into agreements with any such director, officer, employee or agent, providing such rights of indemnification as the Board of Directors deems appropriate, provided that any such agreement shall not provide for indemnification of such a director or officer if a judgment or other final adjudication adverse to such director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action adjudicated, or that he or she personally gained a financial profit or other advantage to which such director or officer was not legally entitled.  Finally, the Company may purchase and maintain insurance to indemnify any such director, officer, employee or agent, to the maximum extent allowed by law, whether or not the Company would otherwise have the power to indemnify such person.

The directors and officers of the Company are insured under a policy of directors’ and officers’ liability insurance.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Index is incorporated herein by reference.

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on this 11th day of December, 2007.

Brown Shoe Company, Inc.
By: /s/ Michael I. Oberlander
Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronald A. Fromm, Mark E. Hood and Michael I. Oberlander and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents field with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated on.

Signature	Title	Date
/s/ Ronald A. Fromm Ronald A. Fromm	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 11, 2007
/s/ Mark E. Hood Mark E. Hood	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 11, 2007
/s/ Richard E. Schumacher Richard C. Schumacher	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 11, 2007

Signature	Title	Date
/s/ Joseph E. Bower Joseph L. Bower	Director	December 11, 2007
/s/ Julie C. Esrey Julie C. Esrey	Director	December 11, 2007
/s/ Carla C. Hendra Carla C. Hendra	Director	December 11, 2007
/s/ Ward M. Klein Ward M. Klein	Director	December 11, 2007
/s/ Steven W. Korn Steven W. Korn	Director	December 11, 2007
/s/ Patricia G. McGinnis Patricia G. McGinnis	Director	December 11, 2007
/w/ W. Patrick McGinnis W. Patrick McGinnis	Director	December 11, 2007
/s/ Michael F. Neidorff Michael F. Neidorff	Director	December 11, 2007
/s/ Diane M. Sullivan Diane Sullivan	Director	December 11, 2007
/s/ Hal J. Upbin Hal J. Upbin	Director	December 11, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Brown Shoe Company, Inc. Deferred Compensation Plan
5.1	Opinion of Michael I. Oberlander, Senior Vice President, General Counsel and Corporate Secretary of the Company, as to the legality of the securities to be registered including his consent
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accountants
23.2	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)